                                                                 Exhibit 10.(vi)

                            JOINT VENTURE AGREEMENT

         Argus Resources, Inc., a Nevada corporation (hereinafter "Argus") and Nevada Manhattan Mining Incorporated, a Nevada corporation (hereinafter "Nevada"), propose that a joint venture be made between Argus, Nevada and Marlowe Harvey (hereinafter "Harvey"), with respect to the Manhattan Property under the following general terms and conditions:

         1. The note made by Nevada in favor of Anthony C. Selig (hereinafter "Selig"), with an approximate remaining balance of $532,000.00, plus interest accruing at 10% per annum, purchased or being purchased by Harvey, shall entitle Harvey to a 51% interest in the Manhattan Property, and Argus and Nevada shall retain a 49% interest in the property. The Manhattan Property contains all of the rights and interests of Argus and Nevada in the Manhattan Mining District, Nye County, Nevada. Argus shall pay the note and deed of trust in favor of Alfred Colella affecting this property on or before its due date. Title to the 13 claims to which Colella holds a first position per his deed of trust shall be subject to this lien.

         2. Argus and Nevada shall pay, pro rata, their portion of the note payment due on January 15, 1993, in the approximate amount of $49,000.00 plus interest as follows: Nevada shall pay $24,500.00 plus accrued interest on or before August 15, 1993, and Argus shall pay approximately $24,500.00 plus accrued interest on or before November 15, 1993. Further, Argus and Nevada shall pay, pro rata their portion of the note payment due on January 1994 as follows Argus and Nevada shall pay the approximate amount of $49,000.00 on or before January 20, 1994. Also Argus and Nevada shall pay their pro rata share of each and every succeeding payment until said note in favor of Selig is paid in full. Each party shall pay, pro-rata, its share of property taxes when due.

         3. Argus and Nevada shall pay their pro rata share of the planned $200,000.00 development program for the Manhattan Property not to exceed the following amounts: Nevada shall pay $49,000.00 on or before June 15, 1993, and Argus shall pay $49,000.00 on or before September 1, 1993. There will be a four member property management committee consisting of one member from Argus, one member from Nevada and two members from Harvey. Harvey will be designated as the operator of the Manhattan Property. The committee will be consulted on all suggested property related work, expenses or distribution of revenues (including any offers to buy or joint venture the property or sale of product). Invoices will be submitted to the committee for verification.

         4. Any payment on the note or development program more than fifteen (15) days late during the first twelve (12) months of this joint venture shall be deemed as non-participation by the non-paying party(ies). The respective non-paying party(ies) shall thereupon quit claim its (their) pro-rata share of the foregoing interest in the property to the other party(ies).

         5. After the initial twelve (12) month period, in the event of non-payment or partial payment, the non-paying or partially-paying party's interests shall be reduced pro-rata.

         6. This joint venture agreement is subject to the review and approval of Selig, as evidenced by his signature appended hereto.

         7. The shareholders of Argus voted at their annual meeting on March 26, 1993, to enter into a joint venture agreement with Harvey under the terms and conditions approximately in conformance with the draft of this document dated March 12, 1993, and gave the board of directors full power to sign and enter into a joint venture agreement with Harvey.

         8. Upon ratification of this agreement by Argus and Nevada, Argus shall petition the U.S. Bankruptcy Court to withdraw its Chapter 11 Reorganization filing based upon its agreement with Nevada and the ratification of the joint venture with Harvey.

         9. Argus and Nevada shall deed the interests of Argus and Nevada secured by Selig's note and deed of trust, referenced in Section 1, above, to Selig immediately after acceptance by all parties and the ratification of a joint venture agreement.

         10. This agreement shall be interpreted and construed under and by virtue of the laws of the State of Nevada.

         11. Any modification to this agreement shall be executed in writing by all parties to this agreement.

         12. In the event suit is necessary to enforce any provision of this agreement, the prevailing party shall be entitled to reasonable court costs and attorney fees.

         13. Each of the parties to this agreement acknowledges that they had an opportunity to review this agreement with their own independent counsel prior to the execution and that this agreement has been executed freely and voluntarily and without any duress or undue influence.


         ARGUS RESOURCES, INC.

By:      /s/ ALFRED S. COLELLA                              June 9, 1993
         ----------------------------------------------     ------------------
         Alfred S. Colella, President & Chairman            DATE


         NEVADA MANHATTAN MINING INCORPORATED

By:      /s/ CHRISTOPHER MICHAELS                           June 01, 1993
         ----------------------------------------------     ------------------
         Christopher Michaels, President & Chairman         DATE


         MARLOWE HARVEY, AN INDIVIDUAL

By:      /s/ MARLOWE HARVEY                                 June 13, 1993
         ----------------------------------------------     ------------------
         Marlowe Harvey                                     DATE


         ANTHONY C. SELIG, AN INDIVIDUAL

By:
         ----------------------------------------------     ------------------
         Anthony C. Selig                                   DATE

                      [DIXIE EXPLORATION CORP. LETTERHEAD]


                                  May 4, 1993


Argus Resources Corp.
4620 Polaris Ave.
Suite A
Las Vegas, NV. 89103

Nevada Manhattan
5038 N Parkway
Calabasas, CA. 91302

Marlowe Harvey
101-9482 Williams St.
Chillawall, BC Canada V20-SG1

To Whom It May Concern:

        By initiating and approving the joint venture between and among Argus REsources, Nevada Manhattan, and Marlowe Harvey, I, Anthony C. Selig, and/or Dixie Exploration Crop., do not become or promise to become a partner or joint venture or investor with any of the aforementioned companies or parties.

                                        Sincerely,



                                        /s/ ANTHONY C. SELIG
                                        -------------------------------
                                        Anthony C. Selig


ACS:ss




                                  OFFICIAL RECORDS
                                    NYE CO. NEV.
                                RECORD REQUESTED BY
                              Nevada Manhattan Mining
                                  '95 DEC 28 P2:26
                                      0 386629
                                     NAOMA LYDON
                                      RECORDER
                                FEE 11.00  DEP tp
                                   -------    ----